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                                                                    EXHIBIT 99.1





Bruce L. Connery                                   FOR RELEASE: January 30, 1998
205 325 3898

Thomas W. Barker, Jr.
205 325 3586



                           SONAT ANNOUNCES CLOSING OF
                           ZILKHA ENERGY ACQUISITION

         BIRMINGHAM, Ala. -- Ronald L. Kuehn, Jr., chairman, president and chief executive officer of Sonat Inc. (NYSE: SNT), announced that at a special meeting of its shareholders held today in Houston the shareholders approved the issuance of approximately $1.04 billion of Sonat's common stock in connection with its acquisition of Zilkha Energy Company. The acquisition was closed immediately thereafter, and the company name was changed to Sonat Exploration GOM Inc. Sonat issued a total of 24.2 million shares in the transaction and assumed debt and other liabilities totaling approximately $300 million. The shares were issued to the three former shareholders of Zilkha Energy Company:
Michael Zilkha, the Selim K. Zilkha Trust and the Selim K. Zilkha (1996) Annuity Trust. This transaction, which will be accounted for as a pooling of interests, increases the total number of Sonat shares outstanding to approximately 110 million.

         Selim K. Zilkha and his son, Michael Zilkha, have joined the Sonat Board of Directors, bringing the number of directors to 14.



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         Commenting on the acquisition, Kuehn said, "The addition of Zilkha
Energy's extensive unexplored acreage position in the Gulf of Mexico and its talented staff is an important strategic step for Sonat's exploration and production business, and it provides us with excellent exploration potential for the future. The integration of the Zilkha organization with Sonat Exploration Company is on schedule, and we have an active drilling program under way for 1998."

         Sonat, headquartered in Birmingham, is an integrated oil and natural gas company engaged in exploration and production of oil and natural gas, interstate transmission of natural gas, and energy services.



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                                                                           98-05